Exhibit 10.23

XCEL ENERGY INC.
2005 LONG-TERM INCENTIVE PLAN
LONG-TERM INCENTIVE AWARD AGREEMENT - [YEAR] Grant

This Agreement, dated and effective [DATE], by and between Xcel Energy Inc., a Minnesota corporation (individually and collectively with its affiliates and subsidiaries, “Xcel Energy”) and [Participant] (the “Participant”) evidences a grant of Long-Term Incentive Awards pursuant to the Xcel Energy Inc. 2005 Long-term Incentive Plan as amended and restated February 17, 2010 (the “Plan”).

Performance Shares Granted. Xcel Energy grants you as the Participant an Award of performance shares (the “Performance Shares”) as set forth below:

Grant Date	Performance Period	Total Performance Shares (at Target)
[DATE]	[PERFORMANCE PERIOD]	[#]

The Performance Shares granted to the Participant are subject to the performance conditions set forth on one or more Performance Goal Annexes included in the attached Terms and Conditions, which were established by the Committee for the Performance Period covered by this Agreement. To the extent that multiple Performance Goal Annexes may be applicable to this Performance Share Award, the Award may be expressed in such Annexes in terms of separate components. The Performance Shares shall vest only if, and to the extent, any one or more of the performance conditions set forth in such Performance Goal Annex(es) have been achieved during the applicable Performance Period and such performance is certified in writing by the Committee. The “Vesting Date” for the Award of Performance Shares shall be the date of such certification by the Committee as specified in Section 4(a) of the Terms and Conditions.

[Participant is eligible to defer to a later date the settlement of the Performance Shares granted under this Agreement, subject to satisfaction of the performance conditions set forth in the Performance Goal Annexes.]1

Restricted Stock Units Granted. Xcel Energy grants you as the Participant an Award of restricted stock units (the “Restricted Stock Units”) as set forth below:

Grant Date	Restricted Period	Total Restricted Stock Units
[DATE]	[RESTRICTED PERIOD]	[#]

The Restricted Stock Units granted to the Participant will vest subject to the Participant’s continued service with Xcel Energy during the Restricted Period and 100% of the Restricted Stock Units will vest upon the expiration of the Restricted Period, which is the “Vesting Date” for the Restricted Stock Units.

Acceptance of Award and the Long-Term Incentive Award Terms and Conditions. The Award hereby granted and the terms and conditions herein set forth are subject in all respects to the Long-Term Incentive Award Terms and Conditions (“Terms and Conditions”) attached as Exhibit A hereto, which are incorporated into, and made a part of, this Agreement, and the terms and conditions of the Plan. To accept the Award, this Agreement must be delivered and accepted through an electronic medium in accordance with the procedures established by the Company , or Participant must sign and return a copy of this agreement, in either case, within [NUMBER OF DAYS] after the Grant Date. By doing so, Participant acknowledges receipt of the accompanying Terms and Conditions and the Plan, and represents that Participant has read and understands the same and agrees to be bound by the accompanying Terms and Conditions and by the Plan, which is controlling, and which is deemed incorporated into this Agreement. Any question of administration or interpretation arising under this Agreement, the accompanying Terms and Conditions or the Plan, shall be determined by the Committee and such determination shall be final, conclusive and binding upon all parties in interest.

1 To be included only if Agreement is for deferral eligible Participants

IN WITNESS WHEREOF, the parties hereto have caused this Long-Term Incentive Award Agreement to be executed as of the date first above written.

XCEL ENERGY INC.

By:

ACCEPTED:

Participant Signature

Date

EXHIBIT A
XCEL ENERGY INC.
2005 LONG-TERM INCENTIVE PLAN
LONG-TERM INCENTIVE AWARD TERMS AND CONDITIONS

These Long-Term Incentive Award Terms and Conditions (“Terms and Conditions”) apply to Awards granted under to the Xcel Energy Inc. 2005 Long-term Incentive Plan as amended and restated February 17, 2010 (the “Plan”), pursuant to the Agreement to which these Terms and Conditions are attached (the “Agreement”). Except as otherwise provided in these Terms and Conditions or the Agreement, the defined terms used in these Terms and Conditions shall have the same meaning as in the Plan.

1.    Granting of Award. Xcel Energy Inc., a Minnesota corporation (individually and collectively with its affiliates and subsidiaries, “Xcel Energy” or the “Company”), grants you as participant (“Participant”) the Initial Award set forth in the Agreement. The grant is effective as of the Grant Date. As used in these Terms and Conditions, the term “Award” means an Initial Award plus additional dividend equivalent units credited with respect to that Initial Award pursuant to Section 2 below.

2.    Dividend Equivalent Units and Participant’s Rights. An additional amount representing dividends payable (at the normal common stock declared dividend rate) on shares of Common Stock equal in number to the share equivalents subject to the Awards (at Target) held by the Participant on a dividend record date occurring after the Grant Date and prior to Vesting Date shall be deemed reinvested in Common Stock as of the dividend payment date and credited to the Participant as dividend equivalent units as of the dividend payment date. Any dividend equivalent units so credited will be subject to the same terms and restrictions applicable to other Awards as provided in these Terms and Conditions. Notwithstanding the forgoing, an Award does not entitle the Participant to any rights as a stockholder.

3.    Termination of Service.

(a)
If your employment with Xcel Energy terminates due to voluntary termination or involuntary termination, with or without cause, prior to the Vesting Date (as defined in Section 4(a) hereof, or as set forth in the Agreement, as applicable), your unvested Award shall be forfeited on the date of such termination.

(b)
If your employment with Xcel Energy terminates due to death during any Performance Period or Restricted Period, as applicable, your unvested Award (at Target), together with any credited dividend equivalent units, shall immediately vest one hundred percent (100%) and shall be paid as soon as administratively feasible in accordance with Section 5(b) hereof.

(c)
If your employment with Xcel Energy terminates due to permanent and total disability during any Performance Period or Restricted Period, as applicable, your unvested Award (at Target), together with any credited dividend equivalent units, shall immediately vest one hundred percent (100%) and shall be paid to you (or your personal representative) as soon as administratively feasible in cash, shares or a combination thereof as provided in Section 5(a) hereof.

(d)	If your employment with Xcel Energy terminates due to retirement (as defined under any retirement plan of Xcel Energy in which you participate):

(i)
after the expiration of a Performance Period, but prior to the applicable Vesting Date, you will continue to be eligible to have your Award vest in accordance with the terms of the applicable Performance Goal Annex(es); or

(ii)
during any Performance Period, you will continue to be eligible to have a pro rata portion of your Award vest, such pro rata portion to be equal to the amount of the Award that would otherwise vest in accordance with the terms of the applicable Performance Goal Annex(es) had you not retired multiplied by a fraction whose numerator is the number of whole months during which you were actively employed with Xcel Energy during such Performance Period and whose denominator is [the length of the Performance Period, expressed as a number of months].

(iii)	any unvested Award whose vesting is not subject to the satisfaction of Performance Goals set forth in a Performance Goals Annex shall be forfeited on the date of your retirement.

4.    Vesting of Awards.

(a)    For Awards subject to Performance Goals, such Awards are subject to the performance conditions set forth on the Performance Goal Annexes attached hereto, which were established by the Committee for each Performance Period covered by such Performance Goal Annexes. Subject to Section 3 above, such Awards shall vest only if, and to the extent, any one or more of the performance conditions set forth on the Performance Goal Annexes have been achieved during the applicable Performance Period and such performance is certified in writing by the Committee. If, and to the extent that, any one or more of the performance conditions have not been achieved during the applicable Performance Period, the Participant’s rights to the portion of the Award tied to such unachieved performance condition shall be immediately and irrevocably forfeited as of the last day of such Performance Period (unless previously forfeited pursuant to Section 3 above). The Committee shall determine, in its sole discretion, and certify in accordance with the requirements of Section 162(m) of the Code whether and to what extent the performance conditions have been satisfied as soon practicable after the completion of the applicable Performance Period (the date on which the Committee certifies the satisfaction of the performance conditions set forth on the attached Performance Goal Annexes shall be the “Vesting Date” for the applicable Award).

(b)    For Awards not subject to Performance Goals, such Awards shall vest only if, and to the extent, any one or more of the vesting conditions set forth in the Agreement or, if applicable, on a Vesting Conditions Annex have been satisfied during the applicable Restricted Period, or other period as may be identified. If, and to the extent, that any one or more of the vesting conditions have not been satisfied during the applicable Restricted Period, the Participant’s rights to any portion of the Award tied to such unachieved vesting condition shall be immediately and irrevocably forfeited as of the applicable Vesting Date (unless previously forfeited pursuant to Section 3 above).

Unless otherwise indicated in the Agreement, to the extent an Award granted is subject to satisfaction of performance conditions set forth on more than one Performance Goal Annex, each Performance Goal Annex shall be independent from any other Performance Goal Annex with respect to the portion of the Award subject to that Performance Goal Annex.

5.    Payment of Vested Awards.

(a)    Timing of payment. As soon as administratively feasible following the Vesting Date, but in no event later than March 15th of the year following the calendar year in which the Performance Period or Restricted Period, as applicable, expires, Xcel Energy shall cause to be paid to the Participant in settlement of each share equivalent (including any credited dividend equivalent units) comprising a vested Award, one share of Xcel Energy Common Stock or cash in an amount equal to the Fair Market Value of one such share (or a combination of cash and shares with respect to the entire Award) as determined by the Committee, unless the Participant has made an effective election to defer the settlement of an Award as provided in Section 5(c) below. Payments may be made in a lump sum.

(b)    Payment upon Death. In the event of the Participant’s death, amounts that otherwise would have become payable to the Participant in accordance with Section 3(b) of these Terms and Conditions and Conditions will be paid in cash, shares or a combination thereof, to the Participant’s designated beneficiary (if such beneficiary has been designated, in writing under the Plan, and has been delivered to the Xcel Energy Executive Compensation department), or if no beneficiary is designated, to the Participant’s estate.

(c)    Deferral Election. Participants who are eligible, as determined by the Committee in its sole discretion, may elect to defer to a later date the settlement of Awards that would otherwise occur as provided in Section 5(a), provided that any such deferral shall comply with the requirements of Section 409A of the Code.

6.    Changes in Capitalization of Xcel Energy. If there is any change in the character of outstanding Xcel Energy Inc. Common Stock by reason of a stock dividend or distribution, stock split, capital reorganization, reclassification, combination or exchange of shares, or by reason of merger, consolidation, or other corporate reorganization, the Committee shall determine the appropriate adjustment to each Award, if any, needed to prevent dilution or enlargement of the Participant’s rights.

7.    Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control, as defined in the Plan, any performance conditions or vesting requirements, including continued service requirements, will be deemed to have been met (at target levels), and all Awards shall be paid to Participants, in cash, as soon as administratively feasible following consummation of the Change in Control, but in no event later than March 15th of the year following the calendar year in which the Change in Control occurs, according to the terms of the Plan.

8.    Recoupment. Xcel Energy may recover any cash or shares awarded under these Terms and Conditions or the Agreement, or proceeds from the sale of such shares, to the extent required by any rule of the SEC or any listing standard of the New York Stock Exchange, including any rule or listing standard requiring recovery of incentive compensation in connection with an accounting restatement due to material noncompliance of Xcel Energy with any financial reporting requirement under the securities laws, which recovery shall be subject to the terms of any policy of Xcel Energy implementing such rule or listing standard; provided that, in any event, Xcel Energy may recover cash or shares awarded under these Terms and Conditions or the Agreement, or proceeds from the sale of such shares, from the Participant who is terminated from Xcel Energy for fraud or misconduct.

9.    Withholding. Xcel Energy may require the Participant to remit to it, or may withhold from the award or from the Participant’s other compensation, an amount sufficient to satisfy any applicable federal, state, local tax, employment, FICA or other mandated withholding requirements in regard to the Award(s) in the year or years the Award(s) become taxable to the Participant. The Participant may elect in accordance with the Plan to satisfy the withholding requirement, in whole or in part, by having Xcel Energy withhold shares of Common Stock payable in settlement of an Award from the Award at the rate the Committee determines satisfies applicable withholding requirements of the Internal Revenue Code. For this purpose, Awards will be valued using the Fair Market Value of a share as defined in the Plan. If no election is made, the Participant will be deemed to have elected shares of Common Stock to be withheld.

10.    Plan Incorporated by Reference; Electronic Delivery. The Awards hereby granted and these Terms and Conditions are subject in all respects to the terms and conditions of the Plan, which is controlling, and which shall be deemed incorporated into these Terms and Conditions and the Agreement. All determinations and interpretations of the Committee shall be binding and conclusive upon the Participant or his or her legal representatives with regard to any question arising hereunder or under the Plan. Xcel Energy, or a third party designated by Xcel Energy, may deliver to the Participant by electronic means any documents related to his or her participation in the Plan. The Participant acknowledges receipt of a copy of the Plan.

11.    No Right to Employment. Nothing in these Terms and Conditions, the Agreement or the Plan shall limit the right of Xcel Energy to terminate the Participant’s service as an officer or employee, or otherwise impose upon Xcel Energy any obligation to employ or accept the services of the Participant.

12.    Restrictions on Transfer. The Award may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant prior to the Vesting Date.

13.    Participant Acceptance. The Participant shall signify acceptance of these Terms and Conditions and the Agreement, including, if applicable to the Participant, that he or she will abide by the Xcel Energy Stock Ownership Policy, by signing in the space provided in the Agreement and returning a signed copy to Xcel Energy, or if available, by providing an electronic signature, within the time frames specified by Xcel Energy’s Executive Compensation department.

14.Mandatory Binding Arbitration. The Participant agrees that any and all disputes related to a grant of Awards including but not limited to, eligibility, vesting, distribution and payment, withholding, targets, effect of termination of employment or rights related to an amendment or termination of the Plan, will be subject to mandatory binding arbitration in Minneapolis, Minnesota before the American Arbitration Association. Participant agrees that the Participant will be responsible for bearing his or her share of the costs to arbitrate.

15.Severability. Any provision of these Terms and Conditions and the Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.Securities Law Matters. The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange), as may be determined by the Company to be applicable, are satisfied.

17.Headings. Headings are given to sections and subsections of these Terms and Conditions and the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of these Terms and Conditions and the Agreement or any provision thereof.

18.Definitions.

(a)The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.

19.    Code Section 409A. Notwithstanding anything to the contrary in the Agreement or these Terms and Conditions, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(a)    If any amount is payable under such Award upon a termination of employment, a termination of employment will be deemed to have occurred only at such time as Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(b)If any amount shall be payable with respect to any such Award as a result of “separation from service” at such time as Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after separation from service or (ii) death. Unless a specified employee identification policy as contemplated by Code Section 409A has been adopted by the Company, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.